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                                  EXHIBIT 10.3

                        ADVISORY, ADMINISTRATIVE SERVICES
                            AND FACILITIES AGREEMENT

                                     BETWEEN

                         NATIONAL HEALTH INVESTORS, INC.

                                       AND

                         MANAGEMENT ADVISORY SOURCE, LLC

      THIS AGREEMENT is dated as of November 1, 2004, between NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the "Corporation"), and MANAGEMENT ADVISORY SOURCE, LLC, a Tennessee limited liability company (the "Advisor").

      WHEREAS, the Corporation is a real estate investment trust as defined in the Internal Revenue Code of 1986, as amended, as the same may be amended or modified from time to time;

      WHEREAS, the Corporation desires to avail itself of the Advisor's experience, sources of information, advice, and assistance and of certain personnel and facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of and subject to the supervision of the Board of Directors of the Corporation (the "Directors"), as provided herein;

      WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Directors, on the terms and conditions hereinafter set forth; and

      WHEREAS, the relationship established by the Advisor and the Corporation hereunder is as independent contractor irrespective of the fact that Advisor's owner is a member of the Corporation's board.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Corporation and the Advisor agree as follows:

1. Duties of Advisor. The Corporation hereby engages the Advisor, and the Advisor undertakes to use its best efforts

      a. to present to the Corporation a continuing and suitable investment program and opportunities consistent with the investment policies and objectives of the Corporation as the Directors may adopt from time to time,

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      b.    to manage the day-to-day affairs and operations of the Corporation,
            and

      c. to provide such administrative services and facilities as are appropriate for such management. In performance of such undertakings, subject to the supervision and approval of the Directors and upon their direction, and consistent with the provisions of the Articles of Incorporation and Bylaws of the Corporation and of any policies for the Corporation from time to time established by the Directors after consultation with the Advisor, the Advisor shall:

            i. make or have made for the Corporation such research reports, economic and statistical data, evaluations, analyses, opinions and recommendations as it may deem necessary or desirable or as the Directors of the Corporation may request with respect to investment opportunities available to the Corporation;

            ii. formulate a program for the investments of the Corporation's assets;

            iii. select and evaluate potential projects and investments for the Corporation;

            iv. make recommendations as to the nature, terms and amount of involvement or participation in such project or investments and the timing thereof;

            v. evaluate and make recommendations as to the sale or other disposition of assets of the Corporation;

            vi. make such further recommendations as to the investments of the Corporation as the Advisor may deem necessary or desirable;

            vii. investigate and make recommendations with respect to selection of and relations with consultants, lenders and others (including without limitation, tenants, property managers, accountants, mortgage loan originators, correspondents and services, architects, engineers and other technical advisors, attorneys, real estate and mortgage loan bankers, brokers and dealers, corporate fiduciaries, escrow agents, depositories, custodians, agents for collection, insurers, insurance agents, banks, builders and developers, and persons acting in any other capacity), in connection with the Corporation's properties and assets;

            viii. provide office and clerical facilities adequate for the
                  Corporation's operations and affairs;

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            ix.   recommend or obtain for the Corporation the services of others to act to provide accounting, auditing, custodial, transfer agent, registrar and other similar services, to disburse and collect the funds of the Corporation, to pay the debts and fulfill the obligations of the Corporation, to handle the prosecution and settlement of any claims of the Corporation, to oversee, handle, prepare and distribute or cause to be distributed all communications with the existing and future holders of the Corporation's outstanding securities, and, in connection with the foregoing, to investigate, select and conduct relations with custodians, transfer agents, registrars, proxy solicitors, attorneys, accountants, auditors, brokers and investors, and others as necessary in connection with the Corporation's operations;

            x. advise the Corporation concerning developments in the healthcare and real estate investment trust industries appropriate or useful to the Corporation's existing and potential future business and investments;

            xi. make recommendations to the Directors as to appropriate distributions by the Corporation to its stockholders; and

            xii. maintain or cause to be maintained records of activities reasonably requested by the Corporation.

2. Delegation. It is understood by Corporation that Advisor may delegate to or use the services of any third party, including Affiliates of the Advisor, in performing its duties hereunder and generally such third party will be subject to the supervision of the Advisor.

3. No Partnership or Joint Venture. The Corporation and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

4. Records. At all times, the Advisor shall keep proper books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Corporation at any time during ordinary business hours. Annually, and more frequently as reasonably requested by the Directors, the Advisor shall provide the Directors with such information as is reasonably obtainable by the Advisor concerning the cost to other real estate investment trusts specializing in healthcare facility investments of administrative and advisory services comparable to those that are the subject matter of this Agreement in order that the Directors may evaluate the performance of the Advisor and the efficiency of the arrangements provided for in this Agreement.

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5.    Qualification as a Real Estate Investment Trust. Anything else in this
      Agreement to the contrary notwithstanding, the Advisor shall refrain from any action which, in its sole judgment made in good faith or in the judgment of the Directors of which the Advisor has written notice, would adversely affect the status of the Corporation as a real estate investment trust as defined and limited in sections 856-860 of the Internal Revenue Code of 1986, as amended, or which would violate any law, rule, regulation or statement of policy or any governmental body or agency having jurisdiction over the Corporation or over its securities, or which would otherwise not be permitted by the Corporation's Articles of Incorporation and Bylaws.

6. Bank Accounts. The Advisor, at the expense of the Corporation, may establish and maintain one or more bank accounts in the Corporation's (or its subsidiaries collectively hereinafter "Corporation") name, and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Corporation, under such terms and conditions as the Directors may approve, provided that no funds in any such account shall be commingled with funds of the Advisor; and the Advisor shall from time to time render appropriate accounting of such collections and payments to the Directors and to the auditors of the Corporation.

7. Bond. The Advisor, if and to the extent that the Directors require, shall maintain a fidelity bond with a responsible surety company in such amount as may be required by the Directors from time to time, covering all directors, officers, employees and agents of the Advisor handling funds of the Corporation and any investment documents or records pertaining to investments of the Corporation. Such bond shall inure to the benefit of the Corporation in respect of losses of any such property from acts of such Directors, officers, employees and agents through theft, embezzlement, fraud, negligence, error or omission or otherwise. The premium for said bond shall be an expense of the Corporation.

8. Information Furnished Advisor. The Directors shall at all times keep the Advisor fully informed with regard to the investment policy of the Corporation, the capitalization policy of the Corporation and generally their then current intentions as to the future of the properties and other investments of the Corporation. In particular, the Directors shall notify the Advisor promptly of their intention to sell or otherwise dispose of any of the Corporation's investments or to make any new investment. The Corporation shall furnish the Advisor with a certified copy of all financial statements, a signed copy of each report prepared by independent certified public accountants and such other information with regard to the Corporation's affairs as the Advisor may from time to time reasonably request.

9. Consultation and Advice. In addition to the services described above, the Advisor shall consult with the Directors, and shall, at the request of the Directors or the officers of the Corporation, furnish advice and recommendations with respect to other aspects of the business and affairs of the Corporation. In general, the Advisor shall inform the Directors

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      of any factors which come to its attention which would influence the policies of the Corporation, except to the extent that giving such information would involve a breach of fiduciary duty.

10.   Compensation to Advisor.

      a. The Corporation shall pay the Advisor for its services hereunder an annual base management fee of $2,000,000 (the "Base Fee"), payable in monthly installments of $166,666.66 on the last day of each month.

      b. In addition to the Base Fee, the Advisor will be paid additional performance based compensation (the "Incentive Fee"). The Incentive Fee will be calculated by increasing the Base Fee by a factor of 1.4 times the percentage increase in fully diluted Funds From Operations Per Share for the then current year over fully diluted Funds From Operations Per Share of $2.00 (the "Adjusted Base Fee"). The Incentive Fee shall be the difference in the Base Fee and the Adjusted Base Fee. Provided further, however, in no event shall the total Advisor's compensation, as so calculated, cause the percentage of i) total expenses excluding interest, depreciation, amortization, and loss reserves to ii) net revenues for the current period to exceed 6.0% of NHI's net revenues.

      c. As used in this Section 10, "Funds from Operations" means the consolidated net income of the Corporation computed in accordance with generally accepted accounting principles, plus depreciation and amortization, less the amount of any gains or plus the amount of any losses derived from the sale of previously written-down assets or write-down of existing assets to the extent that either such gains or losses are included in such net income. Funds from operations for calculation in 10 c. shall exclude the amount of Advisor's compensation.

11. Expenses of the Advisor. Except as provided in Section 12 and without regard to the amount of compensation received hereunder by the Advisor, the Advisor shall pay all expenses in performing its obligations hereunder, including and in addition to the following expenses:

      a. the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Corporation;

      b. employment expenses of the officers and directors and personnel of the Advisor and all expenses, including travel expenses, of the Advisor, incidental to the investigation and acquisition of properties for the Corporation prior to the time the Directors definitively decide to acquire the property or to have the Advisor continue with the acquisition process, whether the property is acquired or not, and after the Directors definitively decide to dispose of a property;

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      c.    advertising and promotional expenses incurred in seeking and disposing of investments for the Corporation;

      d. rent, telephone, utilities, office furniture and furnishings and other office expenses incurred by or allocable to the Advisor for its own benefit and account regardless of whether incurred or used in connection with rendering the services to the Corporation provided for in this Agreement;

      e. all costs and expenses which the Advisor is obligated to pay to the Corporation or others under any lease of property by the Advisor from the Corporation; and

      f. all miscellaneous administrative and other expenses of the Advisor, whether or not relating to the performance by the Advisor of its functions hereunder.

12. Expenses of the Corporation. The Corporation shall pay the following expenses of the Corporation (except to the extent that the Advisor is responsible for any such expenses as tenant of any property leased from the Corporation):

      a.    the cost of money borrowed by the Corporation;

      b. taxes on income and taxes and assessments on real property and all other taxes applicable to the Corporation, including without limitation, franchise and excise taxes and fees;

      c. except as provided in Section 11 hereof, all ordinary and necessary expenses incurred with respect to and allocable to the prudent operation and business of the Corporation, including without limitation, any fees, salaries and other employment costs, taxes and expenses paid to Directors, officers and employees of the Corporation who are not also employees of the Advisor;

      d. fees and expenses paid to independent contractors, appraisers, consultants, attorneys, managers and other agents retained by or on behalf of the Corporation and expenses directly connected with the acquisition, financing, refinancing, disposition and ownership of real estate interests or other property (including insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property);

      e. insurance as required by the Directors (including Directors' liability insurance);

      f. expenses connected with payments of dividends or distributions in cash or any other form made or caused to be made by the Directors to shareholders of the Corporation and expenses connected with payments of interest to holders of the Corporation's Debentures;

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      g.    all expenses connected with communications to holders of securities of the Corporation and the other bookkeeping and clerical work necessary in maintaining relations with holders of securities, including the cost of printing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Corporation's securities;

      h. transfer agent's, registrar's, dividend disbursing agent's, dividend reinvestment plan agent's and indenture trustee's fees and charges;

      i. legal, auditing, accounting, underwriting, brokerage, listing, registration and other fees and printing, engraving and other expenses and taxes incurred in connection with the organization of the Corporation and the issuance, distribution, transfer, registration and listing of the Corporation's securities.

13. Other activities of the Advisor. Nothing herein contained shall prevent the Advisor or any of its officers, directors or employees or any of its affiliates from engaging in other business activities related to real estate investments, from undertaking investments permitted of them by the Corporation's Bylaws or from acting as advisor to any other person or entity even though having investment policies similar to the Corporation, and the Advisor and its officers, directors or employees and any of its Affiliates shall be free from any obligation to present to the Corporation any particular investment opportunity which comes to the Advisor or such persons, regardless of whether such opportunity is within the Corporation's investment policies; provided, however, that when the Advisor has the ability to present a particular investment opportunity which is suitable for purchase by the Corporation and any other entities as to which the Advisor has advisory responsibility, the Advisor will review the investment portfolio of each entity and will decide which entity will acquire a particular property on the basis of such factors as it deems appropriate including, among others, cash-flow, the effect of the acquisition on diversification of the portfolio of each, the estimated income tax effects of the purchase, the amount of funds available and the length of time such funds have been available for investment. In the event a particular property is equally appropriate for investment by more than one entity, the Advisor will offer the investment to the entity whose funds have been available for the longest period of time.

14. Term; Termination of Agreement. This Agreement shall continue in force from the date hereof through December 31, 2010 and thereafter from year to year unless earlier terminated as herein provided; provided, however, that either party may terminate this Agreement at any time in a written notice of termination given to the other party at least ninety (90) days prior to the effective date of such termination; and provided, further, that the Corporation may terminate this Agreement at any time during the continuation of any event described in Section 17 hereof or otherwise for cause. Upon the termination of this Agreement for any reason the Advisor shall cooperate with the Corporation to provide an orderly management transition.

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15.   Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or assigns, or otherwise as provided herein.

16. Assignment. This Agreement shall not be assigned or otherwise transferred by the Advisor without the prior written consent of a majority of the Directors of the Corporation. This Agreement shall not be assigned by the Corporation without the consent of the Advisor, except in the case of assignment by the Corporation to a corporation, association, trust or other organization which is a successor to the Corporation. Such successor shall be bound hereunder and by the terms of said assignment in the same manner as the Corporation is bound hereunder.

17. Default, Bankruptcy, Etc. At the option solely of the Corporation, upon vote of a majority of its Directors, this Agreement shall be and become terminated immediately upon written notice of termination from the Corporation to the Advisor if any of the following events shall occur:

      a. If the Advisor shall violate any provision of this Agreement, and after notice of such violation shall not cure such default within thirty days; or

      b. If the Advisor shall be adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order shall be made by a court of competent jurisdiction, for the appointment of a receiver, liquidator or trustee of the Advisor or of all or substantially all of its property by reason of the foregoing, or approving any petition filed against the Advisor for its reorganization, and such adjudication or order shall remain in force or unstayed for a period of thirty days; or

      c. If the Advisor shall institute proceedings for voluntary bankruptcy or file a petition seeking reorganization under the Federal bankruptcy laws, or for relief under any law for the relief of debtors, or shall consent to the appointment of a receiver of itself or of all or substantially all its property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally, as they become due.

      The Advisor agrees that if any event specified in subsections b. and c. of this Section 17 shall occur, it will give written notice thereof to the Directors within seven days after the occurrence of such event.

18. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 14 or 17 hereof, the Advisor shall not be entitled to compensation for further services hereunder but shall be paid all compensation due Advisor pursuant to Section 10 accruing to the date of termination. The Advisor shall forthwith upon such termination:

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      a.    pay over to the Corporation all moneys collected and held for the account of the Corporation pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

      b. deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Directors;

      c. deliver to the Directors all property and documents of the Corporation then in the custody of the Advisor in its capacity as such; and

      d. cooperate with the Directors to provide an orderly management transition.

19. Miscellaneous. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Directors in following or declining to follow any advice or recommendations of the Advisor. Neither party nor its partners nor any shareholders, directors, officers or employees of any of its partners shall be liable to the other party, its Directors, holders of securities of the Corporation or to any successor or assign of the Corporation for any act taken in good faith and in a manner reasonably believed by the person acting on behalf of either party to be in the best interests of each, or for any other act except an act constituting bad faith, willful misfeasance, gross negligence or reckless disregard of its duties.

20. Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered at the following addresses of the parties hereto:

      The Directors and/or the Corporation:

      Robert A. McCabe, Jr.
      211 Commerce Street
      Suite 300
      Nashville, Tennessee 37201

      Robert T. Webb
      149 MTCS Drive
      Murfreesboro, Tennessee 37129

      Ted H. Welch
      611 Commerce Street
      29th Floor
      Nashville, Tennessee 37219

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      Richard F. LaRoche, Jr.
      2103 Shannon Drive
      Murfreesboro, TN 37129

      The Advisor:

      W. Andrew Adams
      Management Advisory Source, LLC
      P. O. Box 330607
      Murfreesboro, Tennessee 37133-0607

            Either party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 20.

21. Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

22. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Tennessee as at the time in effect.

      IN WITNESS WHEREOF, the Corporation and the Advisor, each by a duly authorized officer have signed and delivered this Agreement as of the day and year first above written.

                                         NATIONAL HEALTH INVESTORS, INC.

                                         By: /s/ Richard F. LaRoche, Jr.
                                         Its  Secretary

                                         MANAGEMENT ADVISORY SOURCE, LLC

                                         By: /s/ W. Andrew Adams
                                             W. Andrew Adams, Manager

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